Exhibit 99.1
The Honest Company Reports Fourth Quarter and Full Year 2021 Financial Results

Combined Core Category Revenue of Diapers and Wipes, and Skin and Personal Care,
Increased 19% Compared to Fourth Quarter of 2020;

Full Year 2021 Core Category Growth Increased 13% Compared to 2020; and

Company Provides Full Year 2022 Outlook and Long-Term Strategic Plan

LOS ANGELES, Calif. – March 24, 2022 – The Honest Company (NASDAQ: HNST), a digitally native, mission-driven brand focused on leading the clean lifestyle movement, today reported fourth quarter and full year 2021 financial results for the year ended December 31, 2021.

“I’m pleased we delivered our ninth consecutive quarter of year-over-year revenue growth. The power of the Honest brand remains resilient in a highly volatile environment, reflected in our strong year-over-year revenue growth of 19% for our core product categories in the fourth quarter, and 13% for the full year 2021. During this same timeframe, we have increased market share as well as overall household penetration in these product categories,” said Chief Executive Officer Nick Vlahos. “While we expect inflation and supply chain headwinds to continue to challenge the industry, we remain deeply focused on what we can control: driving innovation, investing in digital capabilities, expanding our distribution foot print and executing our pricing strategies to position Honest for long-term growth.”

An overview of the Company’s long-term strategy is available in this earnings release. Please see an update to the Company's investor presentation on the Company's investor relations website: http://investors.honest.com/news-events/events-presentations.

This press release includes non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” at the end of this press release for more information.

Fourth Quarter Results

Revenue increased 3% to $80.4 million for the fourth quarter of 2021 compared to the fourth quarter of 2020, and increased 26% compared to the fourth quarter of 2019. The increase in revenue for the fourth quarter of 2021, compared to the fourth quarter of 2020, was primarily a result of strong volume growth in our Skin and Personal Care and Diapers and Wipes product categories, mainly within our Digital channel, partially offset by a decline in the Household and Wellness product category due to reduced COVID-19 related consumer demand for sanitizing and disinfecting products.

Fourth Quarter 2021 Revenue by Product Category

	For the three months ended December 31,			2021 vs 2020	2021 vs 2019
	2021	2020	2019	% change	% change
(In thousands, except percentages)
Diapers and Wipes	$49,672	$42,942	$44,707	16%	11%
Skin and Personal Care	26,211	20,723	16,528	26	59
Subtotal core product categories(1)	75,883	63,665	61,235	19%	24%
Household and Wellness	4,498	14,203	2,603	(68)	73
Total Revenue	$80,381	$77,868	$63,838	3%	26%
______________

(1) Core product categories are defined as combined Diapers and Wipes and Skin and Personal Care.

Revenue by product category was as follows:

•Diapers and Wipes:
◦Revenue from Diapers and Wipes (which represents 62% of total fourth quarter revenue) grew 16% in the fourth quarter of 2021 compared to the fourth quarter of 2020 driven by 24% growth in diapers behind our new Clean Conscious Diaper product offering launched in the first quarter of 2021. Wipes revenue declined largely due to supply chain challenges experienced in the fourth quarter of 2021.

•Skin and Personal Care:
◦Revenue from Skin and Personal Care (which represents 33% of total fourth quarter revenue) grew 26% in the fourth quarter of 2021 compared to the fourth quarter of 2020 primarily as a result of additional retail distribution, incremental assortment, improved retail unit volume and investment in our Content, Community, Commerce marketing strategy driving volume growth across both our Digital and Retail channels.

•Household and Wellness:
◦Revenue from Household and Wellness (which represents 6% of total fourth quarter revenue) declined $9.7 million, or 68%, in the fourth quarter of 2021 compared to the fourth quarter of 2020 of which $8.6 million was a result of reduced COVID-19 related consumer demand for sanitizing and disinfecting products and face masks.

Fourth Quarter 2021 Revenue by Channel

	For the three months ended December 31,			2021 vs 2020	2021 vs 2019
	2021	2020	2019	% change	% change
(In thousands, except percentages)
Digital	$41,151	$35,220	$30,209	17%	36%
Retail	39,230	42,648	33,629	(8)	17
Total Revenue	$80,381	$77,868	$63,838	3%	26%

	For the three months ended December 31,
	2021	2020	2019
(As a percentage of revenue)
Digital	51%	45%	47%
Retail	49%	55%	53%
Total Revenue	100%	100%	100%

Gross margin was 30.0% in the fourth quarter of 2021 compared to 33.6% in the fourth quarter of 2020. The decrease of approximately 360 basis points reflected an approximate 400 basis point impact from increased inventory reserves related to certain sanitizing and disinfecting products following declining COVID-19 related demand, combined with significantly higher costs of raw materials, transportation and warehousing, partially offset by cost savings initiatives.

Operating expenses were 40.7% of revenue in the fourth quarter of 2021 compared to 49.5% of revenue in the fourth quarter of 2020. The 880 basis point reduction was driven by decreased selling, general, and administrative expense primarily due to certain non-recurring costs related to our Initial Public Offering incurred in the fourth quarter of 2020. Marketing spending increased slightly driven by investment behind the Clean Conscious Diaper innovation and our Beauty Restage and Skin and Personal Care campaigns. Research and development expense decreased due to non-recurring costs related to our Initial Public Offering incurred in the fourth quarter of 2020.

Net loss for the fourth quarter of 2021 was $9.0 million, compared to net loss of $12.7 million during the fourth quarter of 2020.

Adjusted EBITDA for the fourth quarter of 2021 was a loss of $3.9 million, reflecting a $3.2 million increase in inventory write-downs related to sanitizing and disinfecting products and a $0.7 million donation of face masks, which compared to positive adjusted EBITDA of $1.1 million during the fourth quarter of 2020. See the reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net loss in the table at the end of this press release.

We ended the fourth quarter of 2021 with $93.2 million in cash, cash equivalents and short-term investments, an increase of $29.5 million compared to December 31, 2020.

Key Business Highlights from 2021:

•Achieved higher market share in our core categories as our Retail consumption outpaced category growth, based on third-party consumption data for the 52 weeks ended December 26, 2021. Honest’s diaper, wipes and baby personal care products grew 11.7%, 7.3% and 10.1%, respectively, significantly outpacing the product categories in the industry as a whole, which grew 8.8% (diapers) and 5.2% (baby personal care), respectively, while wipes as a whole declined 0.1%.

•Introduced consumer-centric marketing campaigns including our Mindful Moments and Gifting Campaign, as well as support for our Beauty Restage highlighting the breadth of our Skin and Personal Care product lines and sustainability improvements in our Beauty portfolio. Unaided brand awareness among diaper consumers increased to 29% from 25% a year ago. Further, United States household penetration of all our products at the end of 2021 was 4.9%, an increase of approximately 2.7 million households from the beginning of 2020.

•Expanded distribution to over 43,000 retail locations at the end of 2021 supported by elevated merchandising programs with our retail partners, especially in our Skin and Personal Care product category. For example, we launched an integrated skin and color program, now in over 1,600 stores, resulting in an enhanced shelf presence at our largest retail partner.

•Expanded our ESG efforts, consistent with our mission-driven clean lifestyle focus: approximately 50% of our workforce is diverse and approximately 65% of our leadership is female, over 26 million in cumulative product donations to Baby2Baby since inception of our relationship, and our choosing not to use over 3,500 ingredients we believe are potentially harmful to consumers.

Full Year Results

Revenue grew 6% compared to full year 2020 led by Diapers and Wipes and Skin and Personal Care, which collectively grew 13% year-over-year, partially offset by a decline in Household and Wellness. Retail channel revenue increased 20%, driven by the macro trend of customers shifting back to in-person shopping along with increased distribution and assortment of our products with our retail partners. Digital channel revenue decreased 6% driven by lower traffic to our Digital platforms including Honest.com and a reduction in on-hand inventory by a key digital partner during 2021.
Gross margin decreased approximately 160 basis points to 34.3% compared to the full year 2020 driven by increased inventory reserves related to disinfecting and sanitizing products, a normalization of trade spend, and overall inflationary pressures on product and fulfillment costs, partially offset by costovation initiatives and increased sales of higher margin products.

Operating expenses increased 20% compared to the full year of 2020, primarily related to non-recurring costs related to our Initial Public Offering.

Net loss was $38.7 million compared to net loss of $14.5 million during the full year of 2020 largely related to non-recurring costs related to our Initial Public Offering.

Adjusted EBITDA was a loss of $3.5 million largely driven by a $3.2 million increase in the sanitizing and disinfecting inventory write-downs compared to positive adjusted EBITDA of $11.2 million for the full year of 2020. See the reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net loss in the table at the end of this press release.

Full Year 2022 Outlook

Revenue
Full Year 2022 revenue is expected to be approximately flat compared to 2021
•First quarter revenue is expected to decline approximately 15% from first quarter of 2021
•Subsequent three quarters are expected to see mid-single digit growth compared to 2021

Adjusted EBITDA(1)
Full year 2022 Adjusted EBITDA is expected to be a loss of approximately negative $5 million to negative $10 million, which includes an expectation of approximately negative $10 million of Adjusted EBITDA in the first quarter.
____________________

(1) We do not provide guidance for the most directly comparable GAAP measure, net loss, and similarly cannot provide a reconciliation between our adjusted EBITDA outlook and net loss metrics without unreasonable effort due to the unavailability of reliable estimates for certain components of net loss and the respective reconciliations. These items are not within our control and may vary greatly between periods and could significantly impact our financial results calculated in accordance with GAAP.

The Company projects full year 2022 revenue to be approximately flat versus full year 2021, reflecting a decline in year-over-year revenue in the first quarter of 2022, followed by expected growth in the remaining three quarters of 2022. Our first quarter outlook reflects a comparison against elevated sales related to sanitizing and disinfecting products in the first quarter of 2021 and the Company’s liquidation of legacy beauty inventory ahead of last year’s Beauty Restage.

Importantly, growth in the Company’s core product categories - Diapers and Wipes, and Skin and Personal Care – is expected to be in the mid-single digits following the first quarter of 2022, driven by product innovation and distribution gains with a number of new strategic retail partners. The Household and Wellness product category is expected to face continued headwinds due to reduced consumer demand for COVID-related sanitizing and disinfecting products. We plan to pivot toward new margin-accretive innovation in the wellness category, which is expected to be in market mid-year.

The Company continues to face a volatile input cost environment and expects full year 2022 gross margin to be roughly flat compared to full year 2021. Gross margin is expected to improve over the course of the year due to implementation of mid-single digit price increases across approximately two-thirds of our product portfolio, to help offset inflationary pressures.

The Company expects 2022 Adjusted EBITDA to be approximately negative $5 million to negative $10 million. The Company plans to continue to support the long-term growth of the business with additional investments in research and development and digital technology, as well as sustained investments in marketing to drive brand awareness and support new distribution gains. Adjusted EBITDA improvement is anticipated to be weighted towards the second half of the year as a result of price increases, margin-accretive innovation and new distribution.

Long-Term Strategy

“We have conviction that our award-winning Honest brand will continue to lead the clean lifestyle movement and has ample runway for growth, and believe that consumer demand for natural and clean products will continue to outpace conventional offerings in the future. Honest is poised to capture this modern consumer through our differentiated omni-channel business model that creates a seamless shopping experience that is relevant today and tomorrow,” said Vlahos.

“For more than a decade, we have continued to navigate challenges, capitalize on opportunities and grow the strength of the Honest brand as evidenced by our increased brand awareness, household penetration, market share and new retailer distribution in 2021. Despite headwinds in 2022, we continue to be optimistic about our long-term growth prospects based on our go-to-market strategy focusing on marketing, product innovation and distribution expansion,” said Vlahos.

The Company believes its strengths include:
•Honest is a proven lifestyle brand that can expand into many areas of the home
•Strong household penetration, brand awareness and modern go-to market strategy (Content, Community, Commerce marketing strategy)
•Large total addressable market with clean and natural growth outpacing conventional growth
•True omni-channel capabilities across digital and retail to be accessible wherever the consumer wants to shop
•Internal labs and research and development capabilities that improve existing products and drive new innovation
•Large white space for additional distribution in the United States and internationally

2022 Annual Stockholders Meeting

The Board of Directors set March 28, 2022 as the record date for the Company’s 2022 Annual Meeting of Stockholders. The 2022 Annual Meeting of Stockholders will be held on May 25, 2022.

Webcast and Conference Call Information

A webcast and conference call to discuss fourth quarter and full year 2021 results is scheduled for today, March 24, 2022, at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. Those interested in participating in the conference call are invited to dial (855) 940-5313 (participant passcode: 3834528) or (929) 517-0417, if calling internationally. A live webcast of the conference call will be available online at: https://investors.honest.com. A replay of the webcast will be available on the Company’s website for one year.

Forward-Looking Statements

This press release and earnings call referencing this press release contain forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will” or “would” or the negative of these words or other similar terms or expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•our expectations regarding our revenue, cost of revenue, operating expenses, gross margin, adjusted EBITDA and other operating results, in particular with respect to our 2022 outlook and long-term strategy, including our expected challenges in the first half of the year, particularly in the first quarter, and the anticipated strength of our businesses and capabilities in the second half of the year;
•our strategic initiatives and priorities, including the timing and cadence of our marketing, innovation, and distribution strategies;
•our ability to drive innovation, invest in digital capabilities, expand our distribution footprint, and execute our pricing strategies to position Honest for long-term growth
•our belief that consumer demand for natural and clean products will continue to outpace conventional offerings, and that Honest is poised to capture this modern consumer through its omnichannel business model;
•our expectation that revenue growth from our core product categories will continue;
•our ability to implement our strategy to deliver sustained long-term growth;
•that our strategy will continue to deliver behind pricing actions, reflecting the health of our brand, distribution gains, and tight cost management;
•that our investments in innovation and digital capability will fuel long-term growth;
•our ability to effectively manage our growth;
•our ability to acquire new consumers and successfully retain existing consumers, including their level of spend with us;
•our expansion with retail and digital partners;
•our ability to bring new products to market and to identify and successfully launch new category adjacencies;
•our ability to offset commodity prices, labor costs, input cost and transportation cost inflation with price increases, productivity or investing in digital capabilities;
•anticipated trends, growth rates, and challenges in our business and in the markets in which we operate;
•the effect of COVID-19 or other public health crises on our business and the global economy, including shifting demand between our Digital and Retail channels;
•our continued revenue growth through our omnichannel strategy and ability to capture growth in whitespace opportunities in the Retail channel;
•expectations regarding consumer demand and the timing and amount of orders from key customers; and
•our ability to achieve or sustain our profitability.

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this press release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results.

The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” in the prospectus for our IPO, filed on May 6, 2021, as updated by our Quarterly Report on Form 10-Q, filed on November 10, 2021, and subsequent filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release or the earnings call referencing this press release. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that contain “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this press release. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this press release and the earnings call referencing this press release relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

About The Honest Company

The Honest Company (NASDAQ: HNST) is a mission-driven, digitally-native brand focused on leading the clean lifestyle movement, creating a community for conscious consumers and seeking to disrupt multiple consumer product categories. Since its launch in 2012, Honest has been dedicated to creating thoughtfully formulated, safe and effective personal care, beauty, baby and household products, which are available via honest.com, third-party ecommerce partners and approximately 43,000 retail locations across the United States, Canada and Europe. Based in Los Angeles, CA, the Company’s mission, to inspire everyone to love living consciously, is driven by its values of transparency, trust, sustainability and a deep sense of purpose around what matters most to its consumers: their health, their families and their homes. For more information about the Honest Standard and the Company, please visit www.honest.com.

Investor Contacts:
Steve Austenfeld
saustenfeld@thehonestcompany.com

Elizabeth Bouquard
ebouquard@thehonestcompany.com

Investor Inquiries:
investors@thehonestcompany.com

Media Contact:
Jennifer Kroog Rosenberg
jrosenberg@thehonestcompany.com

The Honest Company, Inc.
Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2021	2020	2021	2020

Revenue	$80,381	$77,868	$318,639	$300,522
Cost of revenue	56,290	51,673	209,467	192,626
Gross profit	24,091	26,195	109,172	107,896
Operating expenses
Selling, general and administrative	18,703	25,405	84,059	71,253
Marketing	12,391	11,144	54,260	44,478
Research and development	1,598	2,014	7,679	5,705
Total operating expenses	32,692	38,563	145,998	121,436
Operating loss	(8,601)	(12,368)	(36,826)	(13,540)
Interest and other income (expense), net	(414)	(273)	(1,776)	(837)
Loss before provision for income taxes	(9,015)	(12,641)	(38,602)	(14,377)
Income tax provision	10	23	77	89
Net loss	$(9,025)	$(12,664)	$(38,679)	$(14,466)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.10)	$(0.37)	$(0.43)	$(0.43)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	91,087,964	34,086,896	71,126,218	34,075,572

Other comprehensive income (loss)
Unrealized gain (loss) on short-term investments, net of taxes	(39)	(77)	(135)	(28)
Comprehensive loss	$(9,064)	$(12,741)	$(38,814)	$(14,494)

The Honest Company, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31, 2021	December 31, 2020

Assets
Current assets
Cash and cash equivalents	$50,791	$29,259
Restricted cash	—	1,752
Short-term investments	42,388	34,425
Accounts receivable, net	31,784	22,795
Inventories	75,668	76,669
Prepaid expenses and other current assets	13,165	8,657
Total current assets	213,796	173,557
Restricted cash, net of current portion	—	6,189
Property and equipment, net	52,952	56,703
Goodwill	2,230	2,230
Intangible assets, net	440	511
Other assets	3,179	1,542
Total assets	$272,597	$240,732
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$28,743	$31,132
Accrued expenses	19,003	22,222
Deferred revenue	731	716
Total current liabilities	48,477	54,070
Long term liabilities
Lease financing obligation, net of current portion	37,527	38,426
Other long-term liabilities	7,487	8,657
Total liabilities	93,491	101,153
Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value, 49,192,248 shares authorized at December 31, 2020; 49,100,928 shares issued and outstanding as of December 31, 2020; (liquidation preference of $396,726 as of December 31, 2020)	—	376,404
Stockholders’ equity (deficit)
Preferred stock, $0.0001 par value, 20,000,000 shares authorized at December 31, 2021, none issued or outstanding as of December 31, 2021	—	—
Common stock, $0.0001 par value, 1,000,000,000 and 150,000,000 shares authorized at December 31, 2021 and 2020, respectively; 91,512,140 and 34,089,186 shares issued and outstanding as of December 31, 2021 and 2020, respectively	9	3
Additional paid-in capital	570,794	116,055
Accumulated deficit	(391,656)	(352,977)
Accumulated other comprehensive income (loss)	(41)	94
Total stockholders’ equity (deficit)	179,106	(236,825)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$272,597	$240,732

The Honest Company, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	For the year ended December 31,
	2021	2020	2019
Cash flows from operating activities
Net loss	$(38,679)	$(14,466)	$(31,083)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,146	4,854	7,672
Stock-based compensation	16,847	7,905	8,380
Other	311	166	(156)
Changes in assets and liabilities:
Accounts receivable, net	(8,989)	1,461	(2,458)
Inventories	1,001	(24,129)	4,649
Prepaid expenses and other assets	(6,114)	(1,496)	(1,421)
Accounts payable, accrued expenses and other long-term liabilities	(6,691)	13,748	(5,163)
Deferred revenue	14	(109)	(412)
Net cash used in operating activities	(38,154)	(12,066)	(19,992)
Cash flows from investing activities
Purchases of short-term investments	(65,267)	(22,462)	(74,433)
Proceeds from sales of short-term investments	27,394	5,830	4,839
Proceeds from maturities of short-term investments	29,470	53,528	81,262
Purchases of property and equipment	(220)	(200)	(661)
Net cash (used in) provided by investing activities	(8,623)	36,696	11,007
Cash flows from financing activities
Proceeds from initial public offering, net of underwriting commissions and discounts	96,517	—	—
Dividends paid	(35,000)	—	—
Proceeds from exercise of stock options	5,730	41	252
Payment of initial public offering costs	(5,477)	—	—
Taxes paid related to net share settlement of equity awards	(567)	—	—
Proceeds from ESPP	291	—	—
Purchase and retirement of Series D redeemable convertible preferred stock	—	—	(285)
Payments on lease obligations	(1,126)	(1,014)	(272)
Net cash provided by (used in) financing activities	60,368	(973)	(305)
Net (decrease) increase in cash, cash equivalents and restricted cash	13,591	23,657	(9,290)
Cash, cash equivalents and restricted cash
Beginning of the period	37,200	13,543	22,833
End of the period	$50,791	$37,200	$13,543

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$50,791	$29,259	$13,543
Restricted cash, current	—	1,752	—
Restricted cash, non-current	—	6,189	—
Total cash, cash equivalents and restricted cash	$50,791	$37,200	$13,543

The Honest Company, Inc.
Use of Non-GAAP Financial Measures
We prepare and present our condensed consolidated financial statements in accordance with GAAP. However, management believes that adjusted EBITDA, which is a non-GAAP financial measure, provide investors with additional useful information in evaluating our performance.
We calculate adjusted EBITDA as net income (loss), adjusted to exclude: (1) interest and other (income) expense, net; (2) income tax provision; (3) depreciation and amortization; (4) stock-based compensation expense, including payroll tax; (5) professional fees and expenses and executive termination expenses related to our Innovation Strategy; (6) the IPO Bonuses, including associated payroll taxes and expenses, and third-party costs associated with our IPO in 2021 and (7) in certain periods, litigation and settlement fees associated with certain non-ordinary course litigation.

Adjusted EBITDA is a financial measure that is not required by, or presented in accordance with GAAP. We believe that adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Some of the limitations of adjusted EBITDA include that (1) it does not reflect capital commitments to be paid in the future; (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures; (3) it does not consider the impact of stock-based compensation expense; (4) it does not reflect other non-operating expenses, including interest expense; (5) it does not include the IPO Bonuses, including associated payroll taxes and expenses, or third-party costs associated with the preparation of the IPO; (6) it does not reflect tax payments that may represent a reduction in cash available to us; and (7) does not include certain non-ordinary cash expenses that we do not believe are representative of our business on a steady-state basis. In addition, our use of adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate adjusted EBITDA in the same manner, limiting its usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider adjusted EBITDA alongside other financial measures, including our net income (loss), revenue and other results stated in accordance with GAAP.

The following table presents a reconciliation of net income (loss), the most directly comparable financial measure stated in accordance with GAAP, to adjusted EBITDA, for each of the periods presented:

	For the three months ended December 31,		For the year ended December 31,
(In thousands)	2021	2020	2021	2020
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(9,025)	$(12,664)	$(38,679)	$(14,466)
Interest and other (income) expense, net	414	273	1,776	837
Income tax provision	10	23	77	89
Depreciation and amortization	1,011	1,147	4,146	4,854
Stock-based compensation	3,607	1,852	16,847	7,905
Innovation Strategy expenses(1)	—	125	—	1,511
Related IPO and other transaction-related expenses(2)	—	10,349	12,160	10,459
Payroll tax expense related to stock-based compensation(3)	76	—	211	13
Adjusted EBITDA	$(3,907)	$1,105	$(3,462)	$11,202
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(1)     Includes professional fees and expenses and executive severance and termination expenses related to our Innovation Strategy.
(2)    Includes IPO-related costs, including bonus payments, and other transaction-related third-party expenses, which are generally incremental costs incurred associated with the preparation of the IPO.
(3)    Payroll tax expense related to stock-based compensation was $0 thousand, $12 thousand and $123 thousand, respectively, for the quarter ended March 31, 2021, June 30, 2021 and September 30, 2021.